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                                                           0MB APPROVAL
         UNITED STATES                           -------------------------------
SECURITIES AND EXCHANGE COMMISSION               0MB Number:    3235-0167
      Washington, D.C. 20549                     Expires:    October 31, 2001
                                                 Estimated average burden
                                                 hours per response ..... 1.50
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                                     FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-22964


                          SEL-DRUM INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)


               501 AMHERST STREET, BUFFALO, NEW YORK, 14207-2913
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


            COMMON STOCK, $.01 PAR VALUE (for Section 13(a) reports)
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            (Title of each class of securities covered by this Form)


            COMMON STOCK, $.01 PAR VALUE (for Section 15(d) reports)
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

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Rule 12g-4(a)(l)(i)     |_|    Rule 12h-3(b)(l)(i)           |_|
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Rule 12g-4(a)(l)(ii)    |X|    Rule 12h-3(b)(l)(ii)          |_|
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Rule 12g-4(a)(2)(i)     |_|    Rule 12h-3(b)(2)(i)           |_|
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Rule 12g-4(a)(2)(ii)    |_|    Rule 12h-3(b)(2)(ii)          |_|
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                               Rule 15d-6                    |_|
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Approximate  number of holders of record as of the certification or notice date: 353

Pursuant to the requirements of the Securities Exchange Act of 1934, Sel-Drum International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 2, 2000             By: /s/ LV Chatillon, Director
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                                    Louise V. Chatillon, Director and Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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                  Potential  persons who are to respond to the  collection  of
SEC 2069 (3-99)   information  contained  in this  form  are not  required  to respond unless the form displays a currently valid 0MB control number.
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